EXHIBIT 99(a)(1)(C)
FORM OF EMAIL COMMUNICATION TO ELIGIBLE OPTION HOLDERS

TO:	[Employee]
FROM:	Tom Perrault
SUBJECT:	Option Exchange Program — EDUCATIONAL WORKSHOPS
DATE:	April 22, 2009
We will be holding several workshops to review the terms of Glu’s option exchange program and to answer questions. Below are the dates, times and locations of the sessions, as well as where you can find additional information about the program.
Dates and Locations:
•	Thursday, April 23, 2009 at 8:00 a.m., Pacific Time (U.S. and U.K. Board Rooms)

•	Thursday, April 30, 2009 at 2:00 p.m., Pacific Time (Zuma Conference Room (U.S.); Board Room (U.K.))

•	Thursday, May 7, 2009 at 8:00 a.m., Pacific Time (U.S. and U.K. Board Rooms)

•	Thursday, May 14, 2009 at 2:00 p.m., Pacific Time (U.S. and U.K. Board Rooms)
Dial-In Information (the same for all sessions):

U.S.:	[*****]

International:	[*****]

Passcode:	[*****]
Program Deadline
The deadline to make an election to participate in the program is 5:30 p.m., Pacific Time, on May 20, 2009, unless we extend the deadline.
Program & Option Information
Please take time to educate yourself about the program by logging on to the option exchange program website and viewing the related offering materials. We encourage you to read the “Offer to Exchange Certain Outstanding Stock Options for New Stock Options” as well as the other documents available on the option exchange program website and the Human Resources page of Glu’s intranet before deciding to participate in the program. You can review your individual stock option information, including all of your stock option grants to date and the status of each stock option online at E*Trade (https://us.etrade.com/e/t/user/login_sp), using your log on credentials.
Questions
If you have any questions about the program or requests for assistance with the option exchange program website or for copies of any offering materials, please email glu@sos-team.com.
Thanks,
Tom